QuickLinks -- Click here to rapidly navigate through this document

Exhibit 14.1

Consent of Independent Registered Public Accounting Firm

To the Board of Directors of Prudential plc

 We consent to the incorporation by reference in the registration statements on Form F-3 (No. 333-117208) and Form S-8 (No. 333-100143) of Prudential plc of our reports dated June 28, 2006, with respect to the consolidated balance sheets of Prudential plc and subsidiaries as of December 31, 2005 and 2004, and the related income statements, statements of changes in equity, and cash flow statements for the years then ended, and all related financial statement schedules, which reports appear in December 31, 2005 annual report on Form 20-F of Prudential plc.

June 28, 2006	By:	/s/ KPMG AUDIT PLC
KPMG Audit Plc London, England

QuickLinks

  Exhibit 14.1